Execution Version

Exhibit 10.11

NewAmsterdam Pharma Holding B.V. Gooimeer 2-35 1411 DC Naarden The Netherlands	Naarden, 20 July 2022

BY ELECTRONIC TRANSMISSION Saga Investments Coöperatief U.A. Mr. J.A. Bouman

WITH COPY TO Andrew Turney Associate General Counsel, Amgen

Re: SPA Notice

Dear Mr. Bouman,

Reference is made to the share sale and purchase agreement among Saga Investments Coöperatief U.A. (“Amgen” or “you”), NewAmsterdam Pharma Holding B.V. (formerly NewAmsterdam Pharma B.V.) (“NAP” or “us”) and Dezima Pharma B.V. (the “Company”) dated 9 April 2020 regarding the acquisition by NAP of all issued shares in the share capital of the Company (the “SPA”). Unless stated otherwise herein, capitalized terms used in this letter agreement shall have the same meaning as ascribed thereto in the SPA.

Waiver of Match Rights

NAP hereby communicates to you in writing its intention to pursue a business combination with a special purpose acquisition company (the “Business Combination”) which constitutes an Exit Event involving the payment of Proceeds, thereby triggering Amgen’s Profit Right in accordance with Clause 3.3.1 of the SPA and Amgen’s rights to match in accordance with Clauses 3.5.2 through 3.5.5 of the SPA (the “Match Rights”). We kindly ask you to confirm by countersigning this letter that Amgen hereby irrevocably and unconditionally waives its Match Rights with respect to the Business Combination for the period commencing on the date hereof through and including 31 October 2022; provided that if a definitive agreement with respect to the Business Combination (the “Merger Agreement”) is executed on or prior to 31 October 2022, such waiver will survive unless and until the Merger Agreement is terminated prior to consummation of the Business Combination. If such Merger Agreement with respect to the Business Combination is not entered into on or prior to 31 October 2022 or is terminated prior to consummation of the Business Combination, NAP and Amgen agree that all of Amgen’s rights and NAP’s obligations in connection with the Match Rights shall thereafter be effective and enforceable. NAP shall promptly (but no later than 10 days thereafter) notify Amgen of the execution of the Merger Agreement and, thereafter, the consummation (or termination) of the Business Combination.

For the avoidance of doubt, and solely for the purpose of this letter, Amgen acknowledges and agrees that the Business Combination does not trigger Amgen’s IPO Share Right in accordance with Clause 3.4 of the SPA nor the right to repurchase in accordance with Clauses 3.5.6 through 3.5.8 of the SPA.

Satisfaction of Profit Right

In connection with, and immediately prior to, the consummation of the Business Combination in accordance with the terms of the Merger Agreement, NAP will consummate a share exchange, pursuant to which each shareholder of NAP will contribute and transfer each share of NAP held by it to New Amsterdam Pharma Company B.V. (“Holdco”) in exchange for shares of Holdco or any successor thereto or to NAP that is the ultimate combined public company after the Business Combination (and references to Holdco in this letter shall be deemed to include a reference to any such successor) (the “Share Exchange”) on the basis of an exchange rate derived from an aggregate valuation of $491,000,000 for all shares of NAP on a fully diluted basis (the “Exchange Rate”). In addition, each such shareholder will be entitled to receive its pro rata share of 1,886,137 additional shares of Holdco (each valued today at $10), if and when NAP achieves a certain future development milestone (the “Earnout Shares”). This letter is based on the assumption that the exchange rate in the Share Exchange and the number of Earnout Shares set forth in the executed Merger Agreement, in each case, are consistent with the above. In the event that either such exchange rate or number of Earnout Shares are less than those set forth above, this letter shall be null and void.

By countersigning this letter, Amgen hereby irrevocably and unconditionally acknowledges and agrees that the payment to Amgen of the Profit Right Payment upon consummation of the Business Combination in accordance with Clause 3 of the SPA (including, for the avoidance of doubt, with respect to any Deferred Proceeds), which shall be paid in the form of shares of Holdco, or any successor thereto or to NAP that is the ultimate combined public company after the Business Combination, shall be deemed full satisfaction of all of Amgen’s rights and NAP’s obligations under Clause 3 of the SPA, which rights and obligations shall thereafter be extinguished automatically with no further action by Amgen or NAP. Contingent upon, and effective immediately prior to, the consummation of the Share Exchange, NAP hereby assigns its obligations under Clause 3.3 of the SPA to Holdco, Holdco hereby accepts such assignment, and Amgen further hereby irrevocably and unconditionally acknowledges and agrees to such assignment.

The Profit Right Payment shall be made in the form of Holdco shares, as follows (for the avoidance of doubt, references below to shares on a “fully diluted basis” assume the exercise of all NAP options outstanding immediately prior to the Share Exchange and are made after giving effect to the issuance of Holdco shares to Amgen described in such respective clause and the corresponding issuance of Holdco shares to Mitsubishi Tanabe Pharma Corporation (“MTPC”) in satisfaction of the MTPC Waiver Profit Right and the MTPC IP Profit Right, as such terms are defined in the profit right and waiver agreement among MTPC, NAP and the Company, dated 9 April 2020):

(a) shortly after the Share Exchange, and prior to consummation of the Business Combination, a number of Holdco shares equal to (i) 10% of the number of shares of NAP outstanding immediately prior to the consummation of the Share Exchange on a fully diluted basis, multiplied by (ii) the Exchange Rate and then (iii) rounded to the nearest whole number where an entitlement to five-tenths (0.5) of a Holdco share shall be rounded up; and

(b) if and when the relevant development milestone is achieved, as soon as practicable thereafter, a number of Holdco shares equal to (i) 10% of the number of Earnout Shares on a fully diluted basis and then (ii) rounded to the nearest whole number where an entitlement to five-tenths (0.5) of a Holdco share shall be rounded up.

Registration Rights and Lock-up

Amgen further acknowledges and agrees that the shares of Holdco to be issued to Amgen may constitute restricted securities under United States securities laws. Prior to or promptly following the consummation of the Business Combination, Holdco shall grant Amgen customary registration rights with respect to such shares on terms substantially similar to those granted to other NAP shareholders in connection with the Business Combination. In consideration of such registration rights, Amgen hereby agrees to execute a customary lock-up agreement restricting the transfer of those shares, on terms substantially similar to those entered into by other NAP shareholders in connection with the Business Combination.

Shareholders’ Agreement

Amgen further acknowledges and agrees that the board of directors of NAP intends to treat the Share Exchange as a Deemed Liquidation Event (as such term is defined in that certain shareholders’ agreement among the shareholders of NAP, dated January 11, 2021, as amended or supplemented from time to time).

Choice of law and disputes

Clauses 12.15 and 12.16 of the SPA apply mutatis mutandis to this letter.

Yours sincerely,

NewAmsterdam Pharma Holding B.V.	NewAmsterdam Pharma Holding B.V.

/s/ M.H. Davidson	/s/ Johannes Kastelein
M.H. Davidson	Wester Investments B.V.
Director	represented by Johannes Kastelein
Director

New Amsterdam Pharma Company B.V.

/s/ Louise Kooij
LouFré Management B.V. represented by LouFré Holding B.V. represented by Louise Kooij
Director

For approval and confirmation of the above:

Saga Investments Coöperatief U.A.

/s/ Justin G. Claeys	/s/ Jan Bouman
Name: Justin G. Claeys	Name: Jan Bouman
Title: Director	Title: Director